Exhibit 99.1
SelectQuote, Inc. Cures Stock Price Deficiency; Regains Compliance with NYSE Continued Listing Standards

OVERLAND PARK, Kan., March 2, 2023--(BUSINESS WIRE)--SelectQuote, Inc. (NYSE: SLQT) (the “Company”) announced today that it received notice from the New York Stock Exchange on March 1, 2023 that the Company has regained compliance with the Exchange’s minimum stock price requirement.

The Company previously received a letter from the New York Stock Exchange on October 20, 2022 indicating the Company was no longer in compliance with the Exchange’s continued listing standards, as the average share price of the Company’s common stock over a consecutive 30 trading-day period had fallen below $1.00. As of February 28, 2023, the share price and 30 trading-day average share price of the Company’s common stock had risen above $1.00, curing the stock price deficiency.

In light of this development, the Company has no immediate plans to effect a reverse stock split; however, the Company will still seek approval of the reverse stock split proposal currently pending before the Company’s stockholders to afford the Board of Directors the ability to effect a reverse split in the future if it determines doing so would be in the best interest of the Company and its stockholders. Accordingly, the Company still intends to hold the special stockholder meeting scheduled for 9:00 AM CT on Thursday, March 2, 2023.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the reverse stock split proposal to be submitted to the Company’s stockholders at its special meeting on March 2, 2023 (the “Reverse Stock Split Proposal”). As detailed in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on January 18, 2023 (the “Proxy Statement”), the Reverse Stock Split proposal seeks to authorize the Company’s Board of Directors (the “Board”) to adopt an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a future date if the Board determines the reverse stock split to be in the best interest of the Company and its stockholders. This press release does not contain all the information that should be considered concerning the Reverse Split Proposal and is not intended to form the basis of any investment decision or any other decision in respect of the Reverse Split Proposal. Stockholders and other interested persons are urged to read the Proxy Statement and all other relevant documents filed with the SEC, as such documents contain important information about the Company and the Reverse Split Proposal. The Proxy Statement and other relevant documents are available free of charge at the SEC’s website, www.sec.gov, or via the Company’s website, www.selectquote.com.

Participants in Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Reverse Split Proposal. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s definitive proxy statement in connection with its 2022 Annual Meeting, which proxy statement was filed with the SEC on October 6, 2022 and is available free of charge at the SEC’s website, www.sec.gov, or the Company’s website, www.selectquote.com. Additional information regarding the interests of such participants is contained in the Proxy Statement. To the extent such holdings of the Company’s securities may have changed since the Proxy Statement was filed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events. Forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate under the circumstances. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Although we believe the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied in these forward-looking statements due to a number of factors, many of which are beyond our control, including the price of our common stock at any given time, the voting results on any proposal submitted to the Company’s stockholders, and other factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2022 and in other filings that the Company has made and may make with the SEC in the future. All of the forward-looking statements made in this press release are qualified by these cautionary statements. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. Except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About SelectQuote

Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health, and property. The company pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads.

With an ecosystem offering high touchpoints for consumers across Insurance, Medicare, Pharmacy, and Value-Based Care, the company now has four core business lines: SelectQuote Senior, SelectQuote Healthcare Services, SelectQuote Life, and SelectQuote Auto and Home. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a specialized medication management pharmacy, and Population Health, which proactively connects its members with best-in-class healthcare services that fit each member's unique healthcare needs. The platform improves health outcomes and lowers healthcare costs through proactive engagement and access to high-value healthcare solutions.

Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com